Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made the 24th day of March, 2011

BETWEEN:

AMAROK RESOURCES INC., a corporation duly incorporated under and governed by the laws of Nevada and having its head office in Rancho Santa Margarita, in the State of California (hereafter referred to as the "Purchaser")

– and –

WARRIOR VENTURES INC., a corporation duly incorporated under and governed by the laws of Alberta and having its head office in the City of Airdrie, in the Province of Alberta (hereafter referred to as "Vendor")

WHEREAS on January 12, 2011, the Purchaser and the Vendor signed a letter of intent with respect to the purchase by the Purchaser of certain mineral exploration properties from the Vendor;

AND WHEREAS one of the conditions of the Transaction contemplated by the letter of intent was the execution of a definitive agreement between the Purchaser and the Vendor to give effect to the Transaction;

NOW THEREFORE IN CONSIDERATION OF the mutual covenants hereinafter contained and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)
"43-101 Report" means the NI 43-101 – Standards of Disclosure for Mineral Projects compliant evaluation prepared by GeoVector Management Inc. in respect of the McNeil Property, dated November 23, 2009, a copy of which is attached hereto as Schedule B;

(b)	"Act" means the Business Corporations Act (Alberta) as the same has been and may hereafter from time to time be amended;

(c)	"affiliates" has the meaning set forth in the Act;

(d)
"Agreement", "this Agreement", "herein", "hereto", and "hereof" and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time and which supersedes the letter of intent dated January 12, 2011 between Amarok Resources Inc. and Warrior Ventures Inc.;

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(e)	"Business Day" means any day excepting a Saturday, Sunday or statutory holiday in Calgary, Alberta;

(f)	"Closing" has the meaning ascribed thereto in Article 3 of this Agreement;

(g)
"Closing Date" means 14 days following execution of this Agreement, or such other date as is mutually agreed upon by the parties for the closing of the Transaction provided that the Closing Date will not be a date that is later than April 20, 2011, unless agreed in writing by the parties hereto;

(h)	"Encumbrance" means, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising:

(i)
a royalty, mortgage, assignment of rent, lien, encumbrance, adverse claim, charge, execution, restriction, title defect, security interest, hypothec or pledge, whether fixed or floating, against assets or property (whether real, personal, mixed, tangible or intangible), hire-purchase agreement, conditional sales contract, title retention agreement, equipment trust or financing lease, and a subordination to any right or claim of others in respect thereof;

(ii)
a claim, interest, or estate against or in assets or property (whether real, personal, mixed, tangible or intangible), including, without limitation, an easement, right-of-way, servitude or other similar right in property granted to or reserved or taken by any Person;

(iii)	an option or other right to acquire, or to acquire any interest in, any assets or property (whether real, personal, mixed, tangible or intangible);

(iv)	any environmental hazard;

(v)	any other encumbrance of whatsoever nature and kind against assets or property (whether real, personal, mixed, tangible or intangible); and

(vi)	any agreement to create, or right capable of becoming, any of the foregoing;

(i)	"OTCBB" means the Over the Counter Bulletin Board;

(j)	"OTCBB Policies" means the rules and policies of the OTCBB, as amended from time to time;

(k)
"Person" means an individual, company, corporation, body corporate, partnership, joint venture, society, association, trust or unincorporated organization, or any trustee, executor, administrator, or other legal representative;

(l)
"Properties" means all of the interests whatsoever of the Vendor in the McNeil Property consisting of 20 claims totalling 256 claim units in McNeil and Robertson townships in the Larder Lake Mining Division in the province of Ontario, summarized in Schedule A and described more fully in the 43-101 Report prepared for the Vendor, including without limitation, mining claims, patented lands (including leasehold patents and freehold patents), mining leases, mining rights and surface rights held by or in trust for the Vendor (whether such rights are vested in the Vendor or only represent a right to acquire a vested interest therein) in lands used or intended to be used for mining purposes, together with all other property interests in such properties, together with all buildings, fixtures and improvements and other assets located on such properties;

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(m)	"Purchase Price" has the meaning ascribed thereto in Section 2.2 of this Agreement;

(n)	"Purchaser" means Amarok Resources Inc.;

(o)	"Purchaser Share" means a common share in the capital of the Purchaser;

(p)	"Purchaser's Solicitors" means Borden Ladner Gervais LLP;

(q)
"Securities Laws" means any applicable Canadian provincial securities laws, United States securities laws, the "blue sky" or securities laws of the states of the United States, and any other applicable law, and any rules and regulations thereunder;

(r)	"Transaction" means the purchase and sale of the Properties and all related transactions as contemplated by and described in this Agreement;

(s)	"Vendor" means Warrior Ventures Inc.; and

(t)	"Vendor's Solicitors" means Macleod Dixon LLP.

1.2	Singular, Plural, etc.

Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3	Deemed Currency

In the absence of a specific designation of any currency, any undescribed dollar amount herein will be deemed to refer to Canadian dollars.

1.4	Organization and Headings

The division of this Agreement into Articles and Sections, the provision of a table of contents hereto, and the insertion of recitals and headings herein are for convenience of reference only and will not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made.

1.5	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereunder is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

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1.6	Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

1.7	Attornment

The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement will be effective service of process for any action, suit or proceeding brought against either party in such court.

1.8	Knowledge

Where a representation or warranty is made in this Agreement on the basis of the knowledge or awareness of a party, such knowledge or awareness consists only of the actual knowledge or awareness, after due enquiry, as of the date of this Agreement, of the senior executive officers of that party.

1.9	Incorporation of Schedules

Schedules A and B attached hereto, for all purposes hereof, form an integral part of this Agreement.

ARTICLE 2

PURCHASE OF THE PROPERTIES

2.1	Purchase and Sale

Based on the representations and warranties contained in this Agreement, the Vendor agrees to sell, assign, and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor the Vendor's 100% interest in the Properties including all property payments received or receivable by the Vendor in connection with the Properties, effective as of and from the Closing Date, free and clear of all Encumbrances, for the price and in accordance with and subject to the terms and conditions set forth in this Agreement.

2.2	Purchase Price

(a)
Purchaser will purchase the Properties from the Vendor for consideration consisting of one million four hundred thousand (1,400,000) Purchaser Shares (the "Purchase Price") at a deemed price of $0.33 per Purchaser Share, payable and delivered on the Closing Date to the Vendor; and

(b)
Purchaser shall provide an option to Vendor to purchase up to an additional 1,400,000 Purchaser Shares (the "Option") at a price of $1.00 per Purchaser Share (the "Option Shares") until October 1, 2011.  Any portion of the Option remaining unexercised as of September 1, 2011 may be exercised at a price of $1.25 per Purchaser Share until March 31, 2012, after which the Option shall automatically terminate;

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2.3	Liabilities and Obligations

(a)
On the Closing Date and effective as at and from the Closing Date, the Purchaser will assume, fulfil and perform all liabilities with respect to the Properties; the Purchaser assumes no obligations with respect to any costs, including reclamation costs, or reclamation/obligations incurred in respect of the Properties up until the Closing Date; and

(b)
The Purchaser does not agree to accept or assume, and shall not by this Agreement be deemed to have accepted or assumed, any obligation or responsibility for the payment of any debt, obligation, liability, claim or demand, absolute or contingent of whatsoever nature of or against the Vendor, except for payment of the Purchase Price and as other specifically set forth herein.

2.4	Transaction Expenses

Each of the parties to this Agreement will bear all costs and expenses incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.  All costs and expenses related to satisfying any condition or fulfilling any covenant contained in this Agreement will be borne by the party whose responsibility it is to satisfy the outstanding condition or fulfil the covenant in question.

2.5	Non-Solicitation

Neither the Purchaser nor the Vendor shall solicit (i) in the case of the Purchaser, any offers to purchase its shares or assets, (ii) in the case of the Vendor, any offers to purchase the Properties, and neither the Purchaser nor the Vendor will initiate or encourage any discussions or negotiations with any third party with respect to such transactions, respectively, or similar transactions during the period commencing on the date hereof and ending on the earlier of the Closing Date and the termination of this Agreement.  In the event either of the Purchaser or the Vendor being approached in respect of any such transaction, respectively, it shall immediately notify the other party.

2.6	Confidentiality and Publicity

(a)
Unless and until the transactions contemplated in this Agreement have been completed, or this Agreement has been terminated, except with the prior written consent of the other party, each of the parties hereto and their respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other party in strictest confidence, except such information and documents available to the public or as are required to be disclosed by Securities Laws or other applicable law;

(b)	All such information in written form and documents will be returned to the party originally delivering them in the event that the transactions provided for in this Agreement are not consummated; and

(c)
The Vendor will advise, consult and cooperate with the Purchaser prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue any press release or other written statement to the public with respect to this Agreement or the transactions contemplated hereby.  The Vendor will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law and only after using its reasonable commercial best efforts to consult the Purchaser taking into account the time constraints to which it is subject as a result of such law.

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ARTICLE 3

CLOSING

3.1	Closing

(a)
The closing of the Transaction (the "Closing") will take place on the Closing Date at the offices of the Purchaser's Solicitors, at 1900, 520 3rd Avenue SW, Calgary Alberta, T2P OR3 such other time or place upon which the parties may mutually agree.

(b)	On the Closing Date, upon the fulfillment of all the conditions set out in Article 9, which have not been waived in writing by the Purchaser or the Vendor as the case may be:

(i)	the Vendor shall deliver to the Purchaser:

(1)	the transfer and assignment of the Properties to the Purchaser, in a form satisfactory to the Purchaser;

(2)
copies of all technical data and all other documents in Vendor's possession pertaining to the Properties, including but not limited to title documents, geological maps, drill data, assay results and all internal reports, memos, website and all online information and materials;

(3)	the 43-101 Report;

(4)	the officer's certificate referred to in Article 9; and

(5)
evidence satisfactory to the Purchaser and its legal counsel of the completion of all corporate proceedings of the Vendor and other matters which, in the reasonable opinion of the Purchaser are necessary or desirable in connection with the completion of the Transaction.

(ii)	the Purchaser shall deliver to the Vendor:

(1)	the Purchaser Shares registered in the name of the Vendor;

(2)	the officer's certificate referred to in Article 9;

(3)	a certificate for the Option; and

(4)
evidence satisfactory to the Vendor and its legal counsel of the completion of all corporate proceedings of the Purchaser and other matters which, in the reasonable opinion of the Vendor are necessary or desirable in connection with the completion of the Transaction.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As of the date hereof, the Purchaser hereby represents and warrants to the Vendor as follows, and acknowledges that the Vendor is relying upon these representations and warranties in connection with the entering into of this Agreement:

4.1	Organization and Qualification

The Purchaser:

(a)
is a corporation duly incorporated and organized and validly existing under the laws of Nevada and has the requisite corporate power and authority to carry on its business as it is now being conducted;

(b)	the shares of the Purchaser are currently quoted for trading on the OTCBB; and

(c)
to the Purchaser's knowledge, has conducted and is conducting its business in compliance with all material applicable laws, rules, regulations, tariffs, orders, and directives of each jurisdiction in which it carries on business.

4.2	Authority Relative to this Agreement

(a)
The Purchaser has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation by the Purchaser of the Transaction will, by the Closing Date, have been duly authorized by the board of directors of the Purchaser and no other corporate proceedings on its part are or will be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

4.3	No Violations

(a)
Neither the execution and delivery of this Agreement by the Purchaser, the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will violate, conflict with, or result in breach of any provision of any terms, provisions or conditions of, or constitute default under, the constating documents of the Purchaser or any other instrument to which the Purchaser is a party or is bound or any judgment, order or regulation of any court or administrative body by which the Purchaser is bound, or, to its knowledge, of any law or regulation applicable to the Purchaser.

(b)	Other than in connection with, or in compliance with, the provisions of Securities Laws and OTCBB Policies:

(i)	there is no legal impediment to the Purchaser's consummation of the Transaction; and

(ii)
no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by the Purchaser in connection with the Transaction, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

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4.4	GST Registration

Purchaser represents and warrants to the Vendor that it is now, or will be at Closing registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act.  Vendor and Purchaser will make a joint election under section 167 of the Excise Tax Act so that the GST will not be payable on the transfer of the Properties.  Both the Vendor and the Purchaser will execute the GST 44 “Election Concerning the Acquisition of a Business or Part of a Business” for Closing to effect that election.  Purchaser will file that form with its GST return for the reporting period in which Closing occurs.  Purchaser will provide Vendor with such supporting documentation as Vendor may reasonably request in order to confirm that such election has been made and properly filed.

4.5	General Purchaser Representations

(a)
Purchaser has, or will have prior to the Closing Date, reserved and allotted to Vendor 1,400,000 Purchaser Shares and, when issued, such Purchaser Shares will be validly issued as fully paid and non-assessable;

(b)
The Purchaser is not a party to any legal proceedings and to the Purchaser's knowledge, there is no basis for any and there are no actions or proceedings outstanding or to the Purchaser's knowledge, pending or threatened against or affecting the Purchaser before or by any court or governmental authority, commission or agency.

(c)
The Purchaser has not received notice of any material violation of or investigation relating to any federal, provincial or local environmental or pollution law, regulation or ordinance with respect to the assets, business or operations of the Purchaser.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF THE VENDOR

As of the date hereof, the Vendor hereby represents, warrants and acknowledges to the Purchaser as follows and acknowledges that the Purchaser is relying upon these representations, warranties and acknowledgements in connection with the entering into of this Agreement:

5.1	Organization and Qualification

The Vendor:

(a)
is a corporation duly incorporated and validly existing under the laws of Alberta and has the requisite corporate power and authority to carry on its business in relation to the Properties as it is now being conducted.  Vendor is duly registered to do business in relation to the Properties and is in good standing in each jurisdiction in which the character of the Properties, owned or leased, or the nature of its activities in relation to the Properties, makes such registration necessary, except where the failure to be so registered or in good standing would not have a material adverse effect on the Properties; and

(b)
to the Vendor's knowledge, has conducted and is conducting its business in relation to the Properties in compliance with all applicable laws, rules, regulations, tariffs, orders, and directives of each jurisdiction where the Properties are located.

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5.2	Authority Relative to this Agreement

The Vendor has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation by the Vendor of the Transaction will, by the Closing Date, have been duly authorized by the board of directors of the Vendor and no other corporate proceedings on its part will, by the Closing Date, be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor enforceable against it in accordance with its terms.

5.3	The Properties

(a)
The Vendor is the 100% legal and beneficial owner of, and has good and marketable title to, all of the Properties described in Schedule A hereto, such Properties are free and clear of all Encumbrances, the Vendor is not aware of any claim or the basis for any claim that would adversely affect the right of Vendor to use, transfer, or otherwise exploit its interest in the Properties.

(b)
All of the agreements and other documents and instruments pursuant to which the Vendor holds the Properties are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, and the Vendor is not in default of any of the material provisions of any such agreements, documents, or instruments, nor has any such default been alleged.

(c)
To the Vendor's knowledge, the Properties have been properly located, recorded and granted in compliance with the laws of the jurisdictions in which the Properties are located, and are accurately described in Schedule A.

(d)
There is no suit, action, litigation, arbitration or governmental proceeding, including appeals and applications for review, in progress or, to the Vendor's knowledge, threatened against or related to the Properties.

(e)	All information, records and data furnished to the Purchaser, its representatives and legal counsel pursuant to this Agreement are, to the Vendor's knowledge, accurate in all material respects.

(f)	In respect of the Properties:

(i)	all mining claims comprising the Properties are in all respects valid and subsisting;

(ii)
all requirements and procedures to maintain the validity of each of the mining claims comprising part of the Properties have in all respects been properly and timely observed and followed, and all conditions and obligations necessary to keep them in full force and effect have in all respects been fully satisfied and performed;

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(iii)
the Vendor has not received any notice of default or delinquency under any of the mining claims comprising part of the Properties which has not been cured or which is outstanding and uncured as of the date hereof;

(iv)	the Vendor has complied in all respects with all conditions required of it necessary to keep the mining claims comprising part of the Properties in full force and effect;

(v)
all rentals, production royalties, advance royalties and other payments due under the mining claims comprising part of the Properties have in all respects been properly paid to the persons entitled to receive such payment;

(vi)
all of the Properties have been operated and maintained in conformance with all applicable laws, rules, regulations and orders of all governmental authorities having jurisdiction and are in all respects subject to no penalties on account of past operation and maintenance;

(vii)
none of the Properties, or the occupancy or operation of any of such properties, is in violation of any federal, provincial, foreign, state or municipal building or zoning law, ordinance, code or regulation applicable to such properties or their owner;

(viii)
no notice from any governmental body or other authority has been served upon the Vendor or, to the best of the Vendor's knowledge, upon any other person or upon any real property used in the operations of the Properties claiming any violation of any such building or zoning law, ordinance, code or regulation or requiring or calling attention to the need for any work, repairs, construction, alterations or installation on or in connection with said Properties; and

(ix)
no condemnation or eminent domain proceedings have been initiated which relate to any of the Properties and no such proceedings are threatened or have been filed by any government authority have jurisdiction with respect thereto.

(g)
Subject to the covenants, conditions and stipulations in any agreements pertaining to the Properties and on the lessee's or holder's part thereunder to be paid, performed and observed, the Purchaser may (upon Closing) enter into and upon, hold and enjoy the Properties for the residue of their respective terms and all renewals or extensions thereof for the Purchaser's own use and benefit without any lawful interruption of or by the Vendor or any other person whomsoever claiming or to claim by, through or under the Vendor and the Vendor bind themselves to warrant and defend all and singular the Properties against all persons whosoever claiming or to claim the same or any part hereof or any interest therein by, through or under the Vendor.

(h)
To the best of the Vendor's knowledge, the Properties are in compliance, and as of the closing will be in compliance, in all material respects with all applicable laws, regulations, orders, judgments and decrees, including without limitation, all applicable federal, provincial, municipal and other environmental legislation or regulations and is in material compliance with and has obtained all necessary environmental orders, permits, certificates, approvals, directions, instructions, consents and other requirements applicable to the Properties by or from any governmental authority.  None of the Properties are subject to any enforcement proceedings under any federal, provincial or local environmental law, regulation or ordinance.  The Properties have been operated and all material environmental contaminants used on or in connection with the Properties have been used in substantial compliance with applicable environmental, health or safety laws, regulations, orders, or approvals in all material respects.  To the best of the Vendor's knowledge, no hazardous or toxic materials, substances, pollutants, contaminants or wastes have been released in connection with the Properties into the environment in breach of laws or regulations, nor has any relevant person deposited, discharged, placed or disposed of any such contaminants in breach of laws or regulations.  The Vendor has maintained all environmental and operating documents and records substantially in the manner and for the time periods required by applicable federal, provincial, foreign, municipal, or local laws, regulations or orders.

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(i)	The Vendor is a resident of Canada within the meaning of the Income Tax Act (Canada) and a resident of Canada.

(j)	No consents from any third parties are required for the Vendor to sell the Properties to Purchaser.

5.4	No Violations

(a)
To the Vendor's knowledge, neither the execution and delivery of this Agreement by the Vendor, the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will violate, conflict with, or result in breach of any provision of any terms, provisions or conditions of, or constitute default under, the constating documents of the Vendor or any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, consent, permit, license, authority or other instrument to which the Vendor is a party or is bound or any judgment, decree, order, rule or regulation of any court or administrative body by which the Vendor is bound, or, to its knowledge, of any law or regulation applicable to the Vendor.

(b)	To the Vendor's knowledge:

(i)	there is no legal impediment to the Vendor's consummation of the Transaction; and

(ii)
no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by the Vendor in connection with the Transaction, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of the Vendor to consummate the transactions contemplated hereby.

5.5	General Vendor Representations

(a)
There is no "material fact" or "material change", as those terms are defined in the Securities Act (Alberta), in the affairs of the Vendor affecting the Properties or the Transaction that has not been disclosed to the Purchaser.

(b)
The Vendor does not have any knowledge of, and has not received notice of, any material claims, or judicial, or administrative proceeding, pending or threatened against, or which may affect, the Properties, relating to or alleging any material violation of any environmental, health, or safety law applicable to the Properties, and Vendor is not aware of any facts that could give rise to any such claim or judicial or administrative proceeding.

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(c)	The Vendor has received independent legal and tax advice as to the Transaction and matters related thereto, as they affect the Vendor and the Vendor is satisfied with the results thereof.

(d)	No Person is entitled to a finder's fee or other form of compensation from the Vendor in respect of the Transaction.

(e)	The Vendor shall use reasonable commercial efforts to assist the Purchaser in obtaining all necessary approvals relating to the Transaction.

5.6	The Vendor Acknowledgements

The Vendor acknowledges to the Purchaser that:

(a)	the Vendor is acquiring the Purchaser Shares hereunder as principal for its own account, and not for the benefit of any other person;

(b)
the Vendors are aware that no prospectus has been filed with any securities commission in connection with the issuance of the Purchaser Shares, and the Vendor is acquiring the Purchaser Shares pursuant to an exemption from the prospectus requirements under applicable Securities Laws and, as a consequence:

(c)	they are restricted from using most of the civil remedies available under applicable Securities Laws;

(d)	they may not receive information that would otherwise be required to be provided to it under applicable Securities Laws; and

(e)	the Corporation is relieved of certain obligations that would otherwise apply under applicable Securities Laws;

(f)
the Purchaser Shares are not being acquired by the Vendors as a result of any material information concerning the Purchaser that has not been publicly disclosed and the Vendor's decision to acquire the Purchaser Shares has not been made as a result of any oral or written representation as to fact or otherwise made by or on behalf of the Purchaser and is based entirely upon currently available pubic information concerning the Purchaser;

(g)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Purchaser Shares;

(h)	there is no government or other insurance covering the Purchaser Shares;

(i)
the Purchaser Shares are subject to resale restrictions imposed under a applicable Securities Laws, or the rules or policies of regulatory bodies having jurisdiction over the Purchaser Shares or trading in such Purchaser Shares and, as a consequence, the Vendor may not be able to resell the Purchaser Shares except in accordance with resale restrictions and limited exemptions under applicable Securities Laws and it is the responsibility of the Vendor to find out what those resale restrictions are and to comply with them before selling the Purchaser Shares;

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(j)	the Vendor is aware that the Purchaser has ongoing continuous disclosure obligations and filing requirements that must be complied with upon closing the Transaction; and

(k)
that all certificates representing the Purchaser Shares to be issued to the Vendors hereunder will have a legend affixed thereto which describes certain resale restrictions under applicable Securities Laws.

ARTICLE 6

COVENANTS OF THE VENDOR

6.1	Accuracy of Representation

The Vendor covenants and agrees that, in between the date hereof and the Closing Date, the Vendor will not take any action, or fail to take any action, which would or could reasonably be expected to result in the representations and warranties set out herein being untrue in any material respect.

6.2	Notice of Material Adverse Change

(a)	From the date hereof until the Closing Date, the Vendor will promptly notify Purchaser in writing of:

(i)
any material adverse change in relation to the Properties, including without limitation any actual, anticipated, contemplated or, to the Vendor's knowledge, threatened or otherwise regarding the Properties;

(ii)
any change in any representation or warranty set forth in this Agreement which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect, including without limitation any representation or warranty regarding the Properties; or

(iii)	any material fact in respect of the Vendor which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

(b)
The Vendor will in good faith discuss with the Purchaser any change in circumstances (actual, anticipated, contemplated or, to the knowledge of the Vendor, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the Purchaser pursuant to this section.

6.3	Future Deliverables

From time to time after the Closing Date, the Vendor shall execute and deliver to the Purchaser such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by counsel for the Purchaser, in addition to those the delivery of which are required at the Closing, in order to vest in the Purchaser all right, title and interest of the Vendor in and to the Properties and otherwise in order to carry out the purpose and intent of this Agreement.

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ARTICLE 7

COVENANTS OF THE PURCHASER

7.1	Accuracy of Representations

The Purchaser covenants and agrees that, in between the date hereof and the Closing Date, the Purchaser will not take any action, or fail to take any action, which would or could reasonably be expected to result in the representations and warranties set out herein to be untrue in any material respect.

ARTICLE 8

MUTUAL COVENANTS

8.1	Other Filings

The Purchaser and the Vendor will, as promptly as practicable hereafter, prepare and file any filings required under any of either or both of Securities Laws or the OTCBB Policies, or any other applicable law relating to the Transaction.

8.2	Additional Agreements

Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law as advised by counsel in writing, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using reasonable commercial efforts:

(a)
to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts including, without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to Vendor's operations;

(b)	to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations;

(c)	to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

(d)	to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby;

(e)	to effect all necessary registrations and other filings and submissions of information requested by governmental authorities; and

(f)	to fulfil all conditions and satisfy all provisions of this Agreement.

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8.3	Conduct of Business

From the date of the execution of this Agreement until the Closing Date, both the Purchaser and the Vendor will operate their businesses in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice.

ARTICLE 9

CONDITIONS PRECEDENT

9.1	Conditions Precedent

(a)	Conditions to Purchaser's Obligations

Subject to the provisions of the Agreement, Purchaser reserves the right to withdraw or terminate the Agreement and not purchase the Properties, unless all of the following conditions are satisfied or waived by Purchaser:

(i)
all government and regulatory approvals, orders, rulings, exemptions and consents (including, without limitation, those of any stock exchanges or other securities or regulatory authorities), including the approval of the OTCBB, which are necessary to be obtained by Purchaser and Vendor in order for each of them to consummate the Transaction contemplated by the Agreement will have been obtained on terms and conditions satisfactory to each of the Purchaser and Vendor, acting reasonably, and will be in full force and effect;

(ii)
the approval of the Transaction and the Agreement by the boards of directors, and if applicable, shareholders, of each of Purchaser and Vendor will have been obtained on terms and conditions satisfactory to the Purchaser and Vendor, acting reasonably;

(iii)
all requisite third party consents and provision of any necessary third party notices will have been obtained by Purchaser on terms and conditions satisfactory to the Purchaser and Vendor, acting reasonably;

(iv)
all requisite third party consents and provision of any necessary third party notices will have been obtained by Vendor on terms and conditions satisfactory to the Purchaser and Vendor, acting reasonably;

(v)
no act, action, suit or proceeding regarding the Properties or against either of the Purchaser or Vendor will have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person (including, without limitation, any individual, body corporate, partnership, syndicate or other form of unincorporated entity) in Canada or elsewhere, whether or not having the force of law, and no law, regulation or policy will have been proposed, enacted, promulgated or applied, whether or not having the force of law, that has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the consummation of the Transaction contemplated by the Agreement;

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(vi)	there will not exist any prohibition at law against either the Purchaser or Vendor completing the Transaction;

(vii)
Purchaser will have determined in its sole judgment, acting reasonably, that no material adverse change in the condition of the Properties during the time between the execution of the Agreement and the Closing Date has occurred;

(viii)
Purchaser will have determined in its sole judgment, acting reasonably, that (i) Vendor will not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under the Agreement; and (ii) all representations and Warranties of Vendor contained in the Agreement will have been true and correct, in all material respects, as of the date of the Agreement and will not cease to be true and correct in any material respect thereafter provided that Vendor has been given notice of and 5 Business Days to cure any such misrepresentation, breach or non-performance and has failed to cure any such misrepresentation, breach or non-performance and the Vendor shall have tendered to the Purchaser a certificate dated as of the Closing Date to such effect in a form satisfactory to Purchaser;

(ix)	the Purchaser will have received the 43-101 Report regarding the Properties; and

(x)	the Agreement will not have been terminated pursuant to its terms.

(b)	Conditions to Vendor's Obligations

Subject to the provisions of the Agreement, Vendor reserves the right to withdraw or terminate the Agreement and not sell the Properties, unless all of the following conditions are satisfied or waived by Vendor:

(i)	there will not exist any prohibition at law against either the Purchaser or Vendor completing the Transaction;

(ii)
the Purchaser shall have tendered to the Vendor the Purchase Price at the Closing Date by delivery of certificates representing the applicable number of Purchaser Shares and an Option Certificate representing the right to Purchase the applicable number of Option Shares; and

(iii)
Vendor will have determined in its sole judgment, acting reasonably, that: (i) Purchaser will not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under the Agreement; and (ii) all representations and warranties of Purchaser contained in the Agreement will have been true and correct, in all material respects, as of the date of the Agreement and will not cease to be true and correct in any material respect thereafter provided that Purchaser has been given notice of and 5 Business Days to cure any such misrepresentation, breach or non-performance and has failed to cure any such misrepresentation, breach or non-performance and the Purchaser shall have tendered to the Vendor a certificate dated as of the Closing Date to such effect.

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ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

10.1	Termination

(a)
The parties hereto may terminate this Agreement at any time prior to Closing upon written agreement of all the parties. In addition, this Agreement may be terminated automatically if the Transaction is not closed by 5:00 p.m. (Calgary time) on April 20, 2011 or such later date as the Purchaser or the Vendor may agree upon in writing.

(b)	If this Agreement is terminated, this Agreement will forthwith have no further force or effect and there will be no obligation on the part of Purchaser or Vendor hereunder.

(c)	Nothing in this Section 10.1 will relieve any party from liability for any breach of this Agreement.

10.2	Amendment

This Agreement may be amended by mutual agreement between the parties hereto.  This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto.

10.3	Waiver

Purchaser, on the one hand, and Vendor, on the other hand, may:

(a)	extend the time for the performance of any of the obligations or other acts of the other;

(b)	waive compliance with any of the other's agreements or the fulfilment of any conditions to its own obligations contained herein; or

(c)	waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto;

provided, however, that any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 11

GENERAL PROVISIONS

11.1	Notices

All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier or telex or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as will be specified by the parties by like notice):

(a)	if to the Purchaser:

Suite 300
30021 Tomas Street
Rancho Santa Margarita, California, 92688

Attention                      Ron Ruskowsky
Telecopy No.:              949.682.7889

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with a copy to:

Borden Ladner Gervais LLP
1900, 520 Third Avenue S.W.
Calgary, Alberta T2P 0R3

Attention:                      Dan Kolibar
Telecopy No.:               403.266.1395

(b)	if to the Vendor:

222 Main Street
Airdrie, AB  T4B 2B8

Attention:                      Jeff Nielsen
Telecopy No.:

with a copy to:

Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue, S.W.
Calgary, AB  T2P 4H2

Attention:                      Dave Guichon
Telecopy No.:               403.264.5973

11.2	Miscellaneous

This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The parties hereto will be entitled to rely upon delivery of an executed facsimile copy of this Agreement, and such facsimile copy will be legally effective to create a valid and binding agreement among the parties hereto.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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11.3	Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other party.

11.4	Survival of Representations and Warranties

The representations and warranties of Purchaser and Vendor contained in this Agreement will survive the Closing Date and remain in full force and effect thereafter for a period of 24 months.

11.5	Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

11.6	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart will be deemed to be an original instrument but all such counterparts together will constitute one agreement.

11.7	Entire Agreement

The Purchaser and Vendor hereto agree that the terms and conditions of this Agreement shall supersede and replace any other agreements or arrangements, whether oral or written, heretofore existing among the parties in respect of the subject matter of this Agreement.

IN WITNESS WHEREOF, Purchaser and Vendor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMAROK RESOURCES INC.

Per:	/s/ Ron Ruskowsky
Authorized Signatory

WARRIOR VENTURES INC.

Per:	/s/ Ken Wylie
Authorized Signatory

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SCHEDULE A

CLAIMS COMPRISING THE PROPERTY

Claim Number	Township	Claim Units	Area (ha)
1204585	McNeil	10	162.4
1219237	McNeil	8	127.6
1219273	McNeil	3	50.0
1237005	McNeil	15	239.0
1237006	McNeil	7	109.7
1237010	McNeil	16	255.9
1237100	McNeil	16	257.3
1237409	McNeil	16	255.9
1248527	McNeil	10	173.0
3010873	McNeil	15	236.5
3010874	McNeil	8	131.3
3012718	McNeil	16	261.2
3012719	McNeil	12	204.9
4211423	McNeil	16	256.5
4211424	McNeil	16	256.0
4214664	McNeil	8	115.8
4214920	McNeil	16	241.5
1219270	Robertson	16	271.7
1219271	Robertson	16	250.8
1219272	Robertson	16	262.3
	Total	256	4119.3

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SCHEDULE B

43-101 REPORT BY GEOVECTOR MANAGEMENT INC.

See attached report dated November 23, 2009, prepared by GeoVector Management Inc. for the Vendor.

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